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                                                                      Exhibit 11

ALLIN CORPORATION

CALCULATION OF NET LOSS PER COMMON SHARE

            (Dollars in thousands, except per share data)

                                                                Year                 Year                 Year
                                                                Ended                Ended                Ended
                                                             December 31,         December 31,         December 31,
                                                                1998                 1999                 2000
                                                             -----------          -----------          -----------
Loss from continuing operations                              $    (7,448)         $    (2,677)         $    (2,954)

(Gain) loss from discontinued operations                          (1,657)                  (1)                  --
                                                             -----------          -----------          -----------

Net loss                                                          (5,791)              (2,676)              (2,954)

Accretion and dividends on preferred stock                           779                  699                  637
                                                             -----------          -----------          -----------

Net loss attributable to common shareholders                 $    (6,570)         $    (3,375)         $    (3,591)
                                                             ===========          ===========          ===========

Loss per common share from continuing
   operations - basic and diluted                            $     (1.50)         $     (0.56)         $     (0.56)
                                                             ===========          ===========          ===========

Income (loss) per common share from
   discontinued operations - basic and diluted               $      0.30          $      0.00          $      0.00
                                                             ===========          ===========          ===========

Net loss per common share - basic and diluted                $     (1.20)         $     (0.56)         $     (0.56)
                                                             ===========          ===========          ===========

Weighted average common shares outstanding
   during the period                                           5,491,847            5,989,177            6,371,827

Effect of common stock equivalents                                    --                   --                   --

Effect of restricted stock                                       (24,868)             (17,176)                  --
                                                             -----------          -----------          -----------

Shares used in calculating net loss per common share           5,466,979            5,972,001            6,371,827
                                                             ===========          ===========          ===========